EXHIBIT (e)(2)
INFOCROSSING, INC.
2 Christie Heights Street
Leonia, NJ 07605
October 16th, 2006
Sudip Nandy
Chief Strategy Officer
Wipro Technologies
Sarjapur Road, Doddakannelli
Bangalore 560 035
INDIA
Ladies and Gentlemen:
     The purpose of this letter agreement (“Agreement”) is to set forth certain understandings and binding agreements between Infocrossing, Inc., a Delaware corporation (the “Company”), and Wipro Limited, a public limited company incorporated under the Indian Companies Act, 1913 and existing under the Indian Companies Act 1956, having its registered office at Dodda Kannelli, Sarjapur Road, Bangalore- 560 035, India (“WIPRO”), in connection with certain discussions and negotiations that have occurred and shall occur between and among the Company, WIPRO and certain of WIPRO’s subsidiaries and affiliates relating to a potential business transaction between the Company and WIPRO (the “Transaction”).
     1. Obligation of Confidentiality and Non-Disclosure
     (a) In connection with such on-going discussions and negotiations, the Company and WIPRO and their respective affiliates have exchanged and disclosed, and shall exchange and/or disclose certain materials and information that the Disclosing Party (defined below) considers confidential and proprietary, which may include, without limitation, information that relates to the Disclosing Party’s or its affiliates’ past, present or future business activities, research, developments, plans, inventions, facilities, products, services, processes, designs, drawings, engineering, formulae, markets, methodologies, software (including source and object code), technical knowledge, data, internal structure, user interfaces, hardware configuration, computer programs, algorithms, employees, customers, prospects, marketing or financial information and/or other information that has been identified as, or by its nature may be reasonably determined to be, confidential (collectively, the “Disclosed Materials”). As a condition to the exchange and/or disclosure of the Disclosed Materials, each party furnishing such information (as applicable, the “Disclosing Party”) has required the party receiving such information (as applicable, the “Recipient Party”) to agree, as set forth below, to treat confidentially the Disclosed Materials and any other information, whenever communicated or furnished, in any form, including without limitation orally, electronically and/or otherwise in writing, together with notes, analyses, compilations, studies, or other documents or records prepared by the Recipient Party or any of its Representatives (defined below) which contain or otherwise reflect or are generated from such Disclosed Materials (collectively, the “Confidential Information”).
     (b) Neither the Recipient Party nor its directors, officers, managers, members, employees, representatives, advisors or affiliates (collectively, the “Representatives”) shall,

without the Disclosing Party’s prior written consent, disclose, copy or use (except in connection with the Transaction) any Confidential Information of the Disclosing Party. The Confidential Information shall be used by the Recipient Party and its Representatives solely for the purposes of evaluating the Transaction and the negotiation and documentation thereof and not for any other purpose (i.e., shall not be used to unfairly compete against or obtain unfair advantage of the Disclosing Party). The Recipient Party agrees to protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information against unauthorized use, publication or disclosure. The Recipient Party shall restrict access to the Disclosing Party’s Confidential Information to those of its Representatives who have reason to access such Confidential Information in connection with the Recipient Party’s evaluation of the Transaction and the negotiation and documentation thereof. The Recipient Party shall cause its Representatives not to disclose to any other person (other than other Representatives who are involved with the Transaction and other than as permitted by this Agreement) the content of the Confidential Material. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any natural person, corporation, company, partnership, business entity or sole proprietorship.
     (c) The Recipient Party will not, and will direct its Representatives not to, disclose to any person other than its Representatives, without the Disclosing Party’s prior written consent: (i) that the Confidential Information has been made available to the Recipient Party and its Representatives or that the Recipient Party and its Representatives inspected any portion of the Confidential Information; (ii) that discussions or negotiations are taking place concerning the Transaction; or (iii) any of the terms, conditions or other facts with respect to this Agreement or the Transaction, including the status thereof. All Confidential Information shall be, and at all times remain, the sole property of the Disclosing Party. The Recipient Party shall maintain records sufficient to identify locations of all Confidential Information of the Disclosing Party and the names of all persons having access thereto.
     2. Exceptions from Obligation of Confidentiality and Non-Disclosure
     This Agreement shall not pertain to Confidential Information that: (i) was independently developed by the Recipient Party as reasonably demonstrated by such party without use of or reference to any Confidential Information; (ii) was lawfully acquired by the Recipient Party from third parties (which had no obligations of confidentiality with respect to such information) as reasonably demonstrated by such party; (iii) is or subsequently becomes publicly available through no breach of this Agreement; or (iv) is required to be disclosed by law or by the written order of a court or other governmental body; provided, however, that the Recipient Party subject to such order shall provide prompt written notice to the Disclosing Party so that the Disclosing Party may have time to take action to oppose or limit such order; provided, further, however, that in the absence of a protective order, the disclosure shall be limited to that information that the Recipient Party is advised by counsel is required to be disclosed in order to comply with applicable law or written order of a court or other governmental body.
     3. Return of Confidential Information
     The Recipient Party shall immediately return or otherwise shall destroy or delete, as applicable, the Disclosing Party’s Confidential Information, including copies thereof, upon the first to occur of: (i) the date upon which the course of dealings between the parties is terminated by either party; or (ii) the written request by the Disclosing Party. This includes, but is not limited to, deletion or removal of all Confidential Information from all computers or databases. The Recipient Party and its Representatives will continue to be bound by this Agreement regardless of whether: (i) the Disclosing Party fails to make such a request; (ii) the Recipient Party or its Representatives fail to return or destroy all the Confidential Information; or (iii) any Transaction is consummated.
     4. No Warranty
     While the parties understand and agree that they are exchanging the Confidential Information hereunder in good faith, neither party makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information supplied hereunder, including any estimates, projections or forecasts, and nothing supplied hereunder shall be relied upon by either party as a promise or representation. The parties agree that neither the Disclosing Party nor its Representatives shall have any liability to the Recipient Party or its Representatives resulting from the use of the Confidential Information by the Recipient Party or any of its Representatives other than for breach of this Agreement.
     5. Remedies; Waiver
     The parties also hereby acknowledge that each may be irreparably harmed by a violation of this Agreement and agree that each party shall be entitled to seek an injunction restraining the other party (or any Representative of such party) from any actual or threatened breach of this Agreement or any other appropriate equitable remedy without bond or other security being required. The parties shall be entitled to enforce their respective rights under this Agreement and to recover damages and costs (including reasonable attorneys’ fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor. It is further understood that a waiver by any party of a breach of any provision of this Agreement, or a failure or delay by any party in exercising any right, power or privilege hereunder, shall not operate as or be deemed a waiver of any subsequent breach by the breaching party or any Representative of such breaching party, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     6. Indemnification
     The parties agree to indemnify each other and hold each other harmless from and against any and all third party claims, causes of action, damages, losses and costs (including reasonable attorneys’ fees) and liabilities of any nature which may at any time be asserted against or suffered by any party hereto, directly or indirectly, relating to or arising out of a breach of this Agreement by such other party hereto or any of such other party’s Representatives.
     7. Non-Solicitation of Employees
     Without limiting anything else set forth herein, the parties hereto agree that they shall not, for a period of twenty-four (24) months from the date of this Agreement, directly or indirectly, employ, attempt to employ, solicit or divert an employee of the other party other than as a direct result of a general solicitation not specifically directed at such party.

     8. Non-Solicitation of Customers
     Without limiting anything else set forth herein, the parties hereto agree that they shall not, for a period of eighteen (18) months from the date of this Agreement, (i) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the other party or any direct or indirect subsidiary or affiliated corporation of the other party which were contacted, solicited or served by the other party and in any business engaged in by the other party on the date of this Agreement or (ii) solicit, induce or attempt to induce any customers of the other party to cease doing business in whole or in part with or through the other party. Notwithstanding the foregoing, each party may continue to solicit the business or patronage of any clients, customers or accounts which it had previously conducted business with as of the date of this Agreement.
     9. Term
     The term of this Agreement and the obligations of the parties hereunder shall be effective for a period of four (4) years from the date of this Agreement.
     10. Miscellaneous
     (a) Severability. If any term or, provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability only, and the remaining terms and provisions of this Agreement shall continue in full force and effect. The parties hereto desire and intend that the restrictions be given effect to the maximum extent permitted by law and equity. They therefore agree that if any restriction is determined to be over broad in any manner, that they each shall interpret and reform this Agreement to give any such restriction the maximum effect permissible by applicable law and equity, and each party agrees to the enforcement of the restriction as so modified.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The parties consent to the exclusive jurisdiction of the state and federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or otherwise related to this Agreement, and expressly waive any and all objections they may have as to venue in any such courts.
     (c) Notice. Any notice given by a party under this Agreement shall be in writing, addressed as set forth herein, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by Federal Express, United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier.
     (d) Binding Effect; Assignment; Amendment; Integration. This Agreement shall be binding upon the parties and their respective successors and assigns; provided, however, that no rights or obligations of a party hereunder may be assigned to a third party without the prior written consent of the other party. This Agreement shall remain in full force and effect and may not be amended, modified or canceled except by mutual agreement of the parties in writing. This

Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous negotiations, commitments, and writings relating to the subject matter hereof.
Signature Page Follows

     If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, which will constitute our agreement as to the subject matter herein.

Very truly yours, INFOCROSSING, INC.
By:	/s/ Robert Wallach
	Name:	Robert Wallach
	Title:	President and Chief Operating Officer

Agreed and accepted this
16th day of October, 2006
/s/ Sudip Nandy

By:	Wipro Technologies
	Name:	SUDIP NANDY
	Title:	Chief Strategy Officer

Address for Notice Purposes:	Address for Notice Purposes:

Sarjapur Road, Doddakannelli	Infocrossing, Inc.
Bangalore 560 035	2 Christie Heights Street
Karnataka, INDIA	Leonia, NJ 07605
Attn: Sudip Nandy	Attn: Robert Wallach